Exhibit (99.1)

Independent Auditors’ Report

The Board of Directors

PotlatchDeltic Corporation:

We have audited the accompanying consolidated financial statements of Deltic Timber Corporation and its subsidiaries, which comprise the consolidated balance sheets as of December 31, 2017 and 2016, and the related consolidated statements of income, comprehensive income, cash flows, and stockholders’ equity for each of the years in the three-year period ended December 31, 2017, and the related notes to the consolidated financial statements.

Management’s Responsibility for the Financial Statements

Management is responsible for the preparation and fair presentation of these consolidated financial statements in accordance with U.S. generally accepted accounting principles; this includes the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of consolidated financial statements that are free from material misstatement, whether due to fraud or error.

Auditors’ Responsibility

Our responsibility is to express an opinion on these consolidated financial statements based on our audits. We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free from material misstatement.

An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the consolidated financial statements. The procedures selected depend on the auditors’ judgment, including the assessment of the risks of material misstatement of the consolidated financial statements, whether due to fraud or error. In making those risk assessments, the auditor considers internal control relevant to the entity’s preparation and fair presentation of the consolidated financial statements in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the entity’s internal control. Accordingly, we express no such opinion. An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements.

We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Opinion

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Deltic Timber Corporation and its subsidiaries as of December 31, 2017 and 2016, and the results of their operations and their cash flows for each of the years in the three-year period ended December 31, 2017, in accordance with U.S. generally accepted accounting principles.

/s/ KPMG LLP

Shreveport, Louisiana
March 30, 2018

DELTIC TIMBER CORPORATION

AND SUBSIDIARIES

Consolidated Balance Sheets

December 31, 2017 and 2016

(Thousands of dollars)

	2017	2016
Assets
Current assets
Cash and cash equivalents	$10,153	5,773
Trade accounts receivable – net	11,710	8,667
Inventories	14,560	12,228
Prepaid expenses and other current assets	8,572	3,334
Total current assets	44,995	30,002
Investment in real estate held for development and sale	54,935	59,111
Timber and timberlands – net	352,388	360,183
Property, plant, and equipment – net	102,711	102,890
Deferred charges and other assets	2,495	2,507
Total assets	$557,524	554,693

Liabilities and Stockholders’ Equity
Current liabilities
Current maturities of long-term debt	$—	—
Trade accounts payable	18,095	8,583
Accrued taxes other than income taxes	2,028	2,052
Income tax payable	—	679
Deferred revenues and other accrued liabilities	9,451	8,508
Total current liabilities	29,574	19,822
Long-term debt	228,854	240,839
Deferred tax liabilities – net	3,074	1,744
Other noncurrent liabilities	42,619	41,095
Commitments and contingencies	—	—
Stockholders’ equity
Cumulative preferred stock—$.01 par, authorized 20,000,000 shares, none issued	—	—
Common stock—$.01 par, authorized 50,000,000 shares, 12,813,879 shares issued	128	128
Capital in excess of par value	91,962	89,090
Retained earnings	207,958	206,344
Treasury stock	(35,943)	(34,816)
Accumulated other comprehensive loss	(10,702)	(9,553)
Total stockholders’ equity	253,403	251,193
Total liabilities and stockholders’ equity	$557,524	554,693

See accompanying notes to consolidated financial statements.

DELTIC TIMBER CORPORATION

AND SUBSIDIARIES

Consolidated Statements of Income

For the Years Ended December 31, 2017, 2016, and 2015

(Thousands of dollars, except per share amounts)

	2017	2016	2015
Net sales	$242,265	219,363	193,851
Costs and expenses
Cost of sales	161,139	150,326	144,489
Depreciation, amortization, and cost
of fee timber harvested	26,870	23,406	21,096
General and administrative expenses	38,306	23,991	18,468

Total costs and expenses	226,315	197,723	184,053

Other income – business interruption claim	—	—	516
Gain on involuntary conversion	—	—	704

Operating income	15,950	21,640	11,018

Interest income	47	14	4
Interest and other debt expense, net of capitalized interest	(8,028)	(9,392)	(7,526)
Other income	446	258	258

Income before income taxes	8,415	12,520	3,754

Income taxes	(1,927)	(3,275)	(1,100)

Net income	$6,488	9,245	2,654

Earnings per common share
Basic	$0.53	0.76	0.21
Assuming dilution	0.53	0.76	0.21

Dividends declared per common share	$0.40	0.40	0.40

Weighted average common shares
(thousands of shares)
Basic	12,070	12,010	12,407
Assuming dilution	12,150	12,074	12,467

See accompanying notes to consolidated financial statements.

DELTIC TIMBER CORPORATION

AND SUBSIDIARIES

Consolidated Statements of Comprehensive Income

For the Years Ended December 31, 2017, 2016, and 2015

(Thousands of dollars)

	2017	2016	2015
Net income	$6,488	9,245	2,654
Other comprehensive income/(loss)
Items related to employee benefit plans:
Net gain/(loss) arising during period (net of tax)	(1,803)	1,479	(1,084)
Reclassification adjustment for gains/(losses)
included in net income (net of tax):
Amortization of prior service credit	—	—	2
Amortization of actuarial losses	654	562	927
Amortization of plan amendment	—	—	(28)
Net other comprehensive income/(loss)	(1,149)	2,041	(183)
Comprehensive income	$5,339	11,286	2,471

See accompanying notes to consolidated financial statements.

DELTIC TIMBER CORPORATION

AND SUBSIDIARIES

Consolidated Statements of Cash Flows

For the Years Ended December 31, 2017, 2016, and 2015

(Thousands of dollars)

	2017	2016	2015
Operating activities
Net income	$6,488	9,245	2,654
Adjustments to reconcile net income to net
cash provided by operating activities
Depreciation, amortization, and cost of	26,870	23,406	21,096
fee timber harvested
Stock-based compensation expense	4,178	4,221	3,324
Deferred income taxes	3,422	(276)	(918)
Real estate development expenditures	(5,721)	(8,368)	(7,424)
Real estate costs recovered upon sale	9,524	7,335	4,646
Timberland costs recovered upon sale	521	6	486
Net increase in liabilities for pension	336	2,222	3,794
and other postretirement benefits
Advisory fees accrued, not paid	11,000
Decrease/(increase) in operating working	(13,038)	5,627	2,907
capital other than cash and cash equivalents
Other changes in assets and liabilities	224	175	(904)
Net cash provided by operating activities	43,804	43,593	29,661

Investing activities
Capital expenditures requiring cash,	(20,362)	(38,723)	(28,385)
excluding real estate development
Timberland acquisition expenditures requiring cash	(353)	(1,757)	(824)
Net change in purchased stumpage inventory	845	(1,246)	(817)
Proceeds from involuntary conversion	—	5	1,590
Net change in funds held by trustee	—	1	(1)
Other – net	759	410	555
Net cash required by investing activities	(19,111)	(41,310)	(27,882)

Financing activities
Proceeds from borrowings	6,000	75,000	129,000
Repayments of notes payable and long-term debt	(18,000)	(58,000)	(108,000)
Treasury stock purchases	(2,816)	(18,286)	(15,266)
Common stock dividends paid	(4,875)	(4,859)	(5,022)
Proceeds from stock option exercises	384	5,778	1,198
Excess tax benefits/(provisions) from stock-based compensation expense	—	(500)	36
Deferred financing costs	(1,006)	(1,072)	(1,057)
Net cash provided/(required) by financing activities	(20,313)	(1,939)	889

Net increase in cash and cash equivalents	4,380	344	2,668
Cash and cash equivalents at January 1	5,773	5,429	2,761
Cash and cash equivalents at December 31	$10,153	5,773	5,429

See accompanying notes to consolidated financial statements.

DELTIC TIMBER CORPORATION

AND SUBSIDIARIES

Consolidated Statements of Stockholders’ Equity

For the Years Ended December 31, 2017, 2016, and 2015

(Thousands of dollars, except per share amounts)

	2017	2016	2015
Cumulative preferred stock - $.01 par,
authorized 20,000,000 shares, no shares
issued at end of each year	$—	—	—

Common stock - $.01 par, authorized 50,000,000
shares,12,813,879 shares issued at end
of each year	128	128	128

Capital in excess of par value
Balance at beginning of year	89,090	87,822	86,575
Exercise of stock options	46	584	(116)
Stock-based compensation expense	4,178	4,222	3,324
Restricted stock awards	(3,526)	(3,218)	(1,678)
Tax effect on stock awards	—	(915)	(377)
Restricted stock forfeitures	2,174	595	94
Balance at end of year	91,962	89,090	87,822

Retained earnings
Balance at beginning of year	206,344	201,959	204,327
Net income	6,488	9,245	2,654
Common stock dividends declared	(4,874)	(4,860)	(5,022)
Balance at end of year	207,958	206,344	201,959

Treasury stock
Balance at beginning of year – 625,877; 430,240;
and 231,790 shares, respectively	(34,816)	(24,347)	(11,978)
Shares purchased – 31,525; 328,783; and
251,038 shares, respectively	(2,816)	(18,286)	(15,266)
Forfeited restricted stock – 28,303; 14,107;
and 1,476, respectively	(2,174)	(595)	(94)
Shares issued for incentive plans – 66,075; 147,253;
and 54,064 shares, respectively	3,863	8,412	2,991

Balance at end of year – 619,630; 625,877; and 430,240 shares, respectively, at cost	(35,943)	(34,816)	(24,347)

Accumulated other comprehensive loss
Balance at beginning of year	(9,553)	(11,594)	(11,411)
Net change in other comprehensive income/(loss), net of income taxes	(1,149)	2,041	(183)
Balance at end of year	(10,702)	(9,553)	(11,594)

Total stockholders’ equity	$253,403	251,193	253,968

Dividends declared per common share	$.40	.40	.40

See accompanying notes to consolidated financial statements.

DELTIC TIMBER CORPORATION

AND SUBSIDIARIES

Notes to Consolidated Financial Statements

December 31, 2017 and 2016

Note 1 – Summary of Significant Accounting Policies

Description of Business — Deltic Timber Corporation (“Deltic” or the “Company”) is a natural resources company engaged primarily in the growing and harvesting of timber and the manufacturing and marketing of lumber and medium density fiberboard (“MDF”). Deltic owns approximately 530,000 acres of timberland, primarily in Arkansas and north Louisiana. The Company’s sawmill operations are located at Ola in central Arkansas and at Waldo in south Arkansas, and the MDF plant is located near El Dorado, Arkansas. In addition to its timber, lumber, and MDF operations, the Company is engaged in real estate development in central Arkansas.  On October 23, 2017, Deltic Timber Corporation and Potlatch Corporation announced that they had entered into a material definitive agreement to combine in an all-stock transaction.  This combination was completed on February 20, 2018.  (For additional information, see Note 19 – Subsequent Events.)

Business Environment — The Company is primarily a wood products producer operating in a commodity-based business environment with a major diversification in real estate development. This environment is affected by a number of factors including general economic conditions, interest rates, credit availability, building product imports, foreign exchange rates, housing starts, new and existing housing inventory, foreclosures, residential repair and remodeling, commercial construction and repair, industry capacity and production levels, the availability of contractors for logging, hauling, and shipping, the availability of raw materials, natural gas pricing, costs of fuel, and weather conditions.

Principles of Consolidation — The consolidated financial statements of Deltic Timber Corporation include the accounts of Deltic and all majority-owned subsidiaries.  The Company had no involvement with any variable interest entities. Equity investments and joint ventures are accounted for under the equity method, if it is determined that the Company does not have control of the entity. Significant intercompany transactions and accounts have been eliminated in consolidation.

Business Combinations — The Company accounts for business combinations using the acquisition method. The assets acquired and liabilities assumed are measured at fair value on the acquisition date using appropriate valuation methods. The operations of the acquisitions are included in the consolidated financial statements from the date of acquisition.

Use of Estimates — The preparation of consolidated financial statements in conformity with U.S. generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the consolidated financial statements and the reported amounts of revenues and expenses during the reporting period.  Actual results could differ from those estimates.  Significant items subject to such estimates and assumptions included the useful lives of fixed assets; deferred tax assets; valuation of long-lived assets; inventory; investments; notes receivable; share-based compensation; liabilities for employee benefit obligations; environmental liabilities, income tax uncertainties; and other contingencies.

Cash Equivalents — Cash equivalents include investments that have a maturity of three months or less from the date of purchase.

Accounts Receivable and Allowance for Doubtful Accounts — The Company records trade accounts receivable at net realizable value. This value includes an appropriate allowance for estimated uncollectible accounts to reflect any loss anticipated on the trade accounts receivable balances and is charged to the provision for doubtful accounts. The allowance is based upon review of specific receivables outstanding and considers factors such as current overall economic conditions, industry-specific economic conditions, historical customer performance, and anticipated customer performance. In the consolidated statements of income, bad debt expense is included in cost of sales. Provisions for bad debt expense were $89,000, $168,000, and $133,000, in 2017, 2016, and 2015, respectively. Charges to the allowance for doubtful accounts were $95,000, $183,000, and $133,000, in 2017, 2016, and 2015, respectively. At December 31, 2017 and 2016, the balance in the allowance account was $106,000 at each year end.

DELTIC TIMBER CORPORATION

AND SUBSIDIARIES

Notes to Consolidated Financial Statements

December 31, 2017 and 2016

Note 1 – Significant Accounting Policies (cont.)

Inventories — Inventories of logs, wood fiber, lumber, MDF, and supplies are stated at the lower of cost and net realizable value within Deltic’s operating areas, primarily using the average cost method. Log costs include harvest and transportation costs as appropriate. Lumber and MDF costs include materials, labor, and production overhead. (For additional information, see Note 2 – Inventories.)

Investment in Real Estate Held for Development and Sale — Real estate held for development and sale includes direct costs of land and land development and indirect costs, including amenities. Indirect and amenity costs are allocated to individual lots or acreage sold based on relative retail sales values. Direct costs are allocated to a specific neighborhood or commercial real estate tract, while indirect costs for the Company’s four developments –Chenal Valley, Wildwood Place, Chenal Downs, and Red Oak Ridge – are allocated to neighborhoods over the entire respective development area based on relative retail sales values.

Timber and Timberlands — Timber and timberlands, which include timberland, fee timber, purchased stumpage inventory, and logging facilities, are stated at cost, less the cost of fee timber harvested and accumulated depreciation of logging facilities, and include no estimated future reforestation costs. The cost of timber consists of fee timber acquired and reforestation costs, which include site preparation, seedlings, and labor. The cost of fee timber harvested is based on the volume of timber harvested in relation to the estimated volume of timber recoverable. Logging facilities, which consist primarily of roads constructed and other land improvements, are depreciated using the straight-line method over a 10-year estimated life. The Company estimates its fee timber inventory using statistical information and data obtained from physical measurements and other information gathering techniques. Fee timber carrying costs, commercial thinning, silviculture, and timberland management costs are expensed as incurred.

The Company classifies its timberlands and fee timber as either strategic or non-strategic. Strategic timberlands, including pine forest and pine plantations, are prime pine sawtimber-growing platforms located within or immediately adjacent to the Company sawmills’ operating regions. Deltic manages these acres using modern silviculture methods to achieve optimal volume and quality of its pine sawtimber. The Company harvests pine sawtimber and pine pulpwood in accordance with its harvest plans and generally converts pine sawtimber into lumber in its own sawmills and sells pine pulpwood, hardwood pulpwood, and hardwood sawtimber in the market. Upon harvest, strategic timberlands are reforested. The Company’s timberland acquisition program is focused on the acquisition of pine-growing timberland in its current operating regions. This investment in strategic fee timber is a “productive asset,” and any occasional sale of strategic timberland or any expenditure to acquire such timber and timberlands is included in and classified as an investing activity in the Company’s consolidated statements of cash flows. The Company has legacy hardwood and other acreage which cannot be harvested for conversion in Company sawmills, reforested as pine plantations, or managed efficiently using modern silviculture methods either due to the size of the tract or lack of proximity to other Deltic fee timberlands. These timberlands have been identified as non-strategic and/or higher and better use timberlands and are expected to be sold over time.

In order to acquire and sell assets, primarily timberlands, in a tax efficient manner, the Company enters into tax-deferred, like-kind exchange (“LKE”) transactions when possible. The Company generally enters into forward transactions, in which property is sold and the proceeds are reinvested by acquiring similar property, and reverse transactions, in which property is acquired and similar property is subsequently sold. A qualified LKE intermediary is used to facilitate LKE transactions. Proceeds from forward LKE transactions are held by the intermediary and are classified as restricted cash, because the funds are expected to be reinvested in similar properties. If the acquisition of suitable LKE properties is not completed within 180 days of the sale of the Company-owned property, the proceeds are distributed to Deltic by the intermediary and are reclassified as available cash, and applicable income taxes are determined. Amounts deposited with a third party towards the potential future purchase of property are included in deferred charges and other assets in the consolidated balance sheets and as

DELTIC TIMBER CORPORATION

AND SUBSIDIARIES

Notes to Consolidated Financial Statements

December 31, 2017 and 2016

Note 1 – Significant Accounting Policies (cont.)

an investing activity as changes in funds held by trustee in the consolidated statements of cash flows. The Company had less than $1,000 in proceeds from land sales deposited with an LKE intermediary at December 31, 2017 and none at December 31, 2016. An exchange accommodation titleholder, a type of variable interest entity, is used to facilitate reverse like-kind exchanges. The acquired assets are held by the exchange accommodation titleholder until the exchange transactions are complete. If the Company determines that it is the primary beneficiary of the exchange accommodation titleholder, Deltic includes the assets held by the exchange accommodation titleholder in timber and timberlands assets on the consolidated balance sheets and recognizes any income or expense attributed to the property in the consolidated income statements.

Property, Plant, and Equipment — Property, plant, and equipment assets are stated at cost less accumulated depreciation. Depreciation of buildings, equipment, and other depreciable assets is calculated primarily using the straight-line method. Expenditures that substantially improve and/or increase the useful life of facilities or equipment are capitalized. Maintenance and repair costs are expensed as incurred. Gains and losses on disposals or retirements are recognized in the period they occur.

Property, plant, and equipment, and purchased intangible assets subject to amortization are evaluated for possible impairment on a specific asset basis or in groups of similar assets, as applicable, whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. If circumstances indicate a long-lived asset or asset group be tested for possible impairment, the Company first compares undiscounted cash flows expected to be generated by that asset or asset group to its carrying amount.  If the carrying amount of the long-lived asset or asset group is not recoverable on an undiscounted cash flow basis, an impairment is recognized to the extent that the carrying amount exceeds its fair value.  Fair value is determined through various valuation techniques including discounted cash flow models, quoted market values, and third-party independent appraisals, as considered necessary.

Revenue Recognition — The Company recognizes revenue when the following criteria are met: (1) persuasive evidence of an agreement exists, (2) delivery has occurred or services have been rendered, (3) the price to the buyer is fixed and determinable, and (4) collectability is reasonably assured. Delivery is not considered to have occurred until the customer takes title and assumes the risks and rewards of ownership. Revenue from the sale of lumber, MDF, and wood by-products is recorded at the time of shipment due to terms of such sale being designated free on board (“f.o.b.”) shipping point. Revenue from consignment sales is recorded when the customer assumes ownership of the product. Revenue from the sale of timber-cutting rights to third parties is recorded when legal title passes to the purchaser, which is generally upon delivery of a legally executed timber deed and receipt of payment for the timber.

Revenue from the leasing of land for hunting purposes is deferred when received and subsequently recognized over the 1-year lease term, which begins September 1st of each year. At December 31, 2017 and 2016, the Company had deferred hunting lease revenue totaling $2,180,000 and $2,131,000, respectively, reflected in the consolidated balance sheets in deferred revenues and other accrued liabilities. Revenue from mineral lease rental payments is deferred when received and recognized ratably over the lease term. At December 31, 2017 and 2016, the Company had deferred mineral lease revenue of $142,000 and $168,000, respectively, of which $64,000 and $36,000 were included in other noncurrent liabilities at December 31, 2017 and 2016, respectively, and $78,000 and $132,000 were included in other current liabilities, respectively. Mineral royalty payments are recognized when received. Revenue from sales of timberland and real estate is recorded when the sale is closed and legal title is transferred and the buyer’s initial and continuing investment is adequate, which is generally at the time the purchaser executes the real estate closing documents and makes payment to the title company handling the closing.

DELTIC TIMBER CORPORATION

AND SUBSIDIARIES

Notes to Consolidated Financial Statements

December 31, 2017 and 2016

Note 1 – Significant Accounting Policies (cont.)

Income Taxes — The Company uses the asset and liability method of accounting for income taxes. Under this method, the provision for income taxes includes amounts currently payable and amounts deferred as tax assets and liabilities, based on differences between the financial statement carrying amounts and the tax bases of existing assets and liabilities, and is measured using the enacted tax rates that are expected to be in effect when the differences reverse. Deferred tax assets are reduced by a valuation allowance, which is established when it is more-likely-than-not that some portion or all of the deferred tax assets will not be realized. The Company had no deferred tax asset valuation allowance as of December 31, 2017 and December 31, 2016.  The effect on deferred tax assets and liabilities of a change in tax law is recognized in income in the period that includes the enactment date. The Company continuously reviews state and federal tax returns for uncertain tax provisions. Liabilities for uncertain tax positions are recorded if it is deemed more-likely-than-not that the positions will not be sustained upon examination by the taxing authorities. These liabilities are adjusted in the period in which it is determined that the issue is settled with the relevant taxing authority, or there has been an expiration of statute of limitation for a tax year in question, or a change in tax laws, or other facts become known.

Property Taxes — Property taxes applicable to the Company’s assets are estimated and accrued in the period of assessment. At December 31, 2017 and 2016, the Company had accrued property tax expense totaling $1,843,000 and $1,822,000, respectively, reflected in the consolidated balance sheets in accrued taxes other than income taxes.

Share-Based Compensation — The Company applies a fair value-based measurement method in accounting for share-based payment transactions with employees, recognizing the cost as the services are performed. (For additional information, see Note 15 – Incentive Plans.)

Pensions and Other Postretirement Benefits — The Company sponsors both qualified and nonqualified, noncontributory, defined benefit retirement plans that cover all eligible employees, excluding employees of the subsidiaries. Benefits are based on years of service and final career-average-pay formulas as defined by the plans. The qualified plan is funded to accumulate sufficient assets to provide for accrued benefits and was frozen to new employees on January 1, 2015. The nonqualified plan, a supplemental executive plan, is not funded; payments to retirees due under this plan are made on a monthly basis.

The Company also sponsors a defined benefit health care plan and a life insurance benefit plan for all eligible retired employees, excluding employees of the subsidiaries. The Company measures the costs of its obligations for these plans based on its health care cost trends and actuarial assumptions, including discount rates, mortality rates, assumed rates of return, compensation increases, and turnover rates. The Company reviews its assumptions on an annual basis and makes modifications to the assumptions based on current rates and trends when it is appropriate to do so. The effect of modifications to those assumptions is recorded in accumulated other comprehensive income/(loss) and amortized to net periodic cost over future periods using the corridor method. The Company believes that the assumptions utilized in recording its obligations under its plans are reasonable based on its experience and market conditions.

Net periodic costs are recognized as employees render the services necessary to earn these post- retirement benefits. (For additional information, see Note 14 – Employee and Retiree Benefit Plans.)

Advertising Costs — Advertising costs, primarily related to marketing efforts for the Company’s real estate developments, are expensed as incurred. These costs amounted to $242,000 in 2017, $831,000 in 2016, and $784,000 in 2015 and are reflected in the consolidated statements of income.

Capitalized Interest — The Company capitalizes interest for qualifying assets during construction by applying the Company’s capitalization rate to the average amount of accumulated expenditures for the asset during the period. Interest is most often capitalized as an indirect cost for real estate development in the Company’s real estate operations. (For additional information, see Note 16 – Supplemental Cash Flows Disclosures.)

DELTIC TIMBER CORPORATION

AND SUBSIDIARIES

Notes to Consolidated Financial Statements

December 31, 2017 and 2016

Note 1 – Significant Accounting Policies (cont.)

Timberland Acquisition Expenditures — These expenditures are the costs incurred to purchase timber and timberland, and the costs which are allocated to timber, reforestation, or land are based on various factors such as age and number of trees on the acreage acquired. These expenditures are classified as investing activities in the Company’s consolidated statements of cash flows.

Capital Expenditures — Capital expenditures include additions to investment in real estate held for development and sale; capitalized reforestation costs and logging facilities of timber and timberlands; and property, plant, and equipment.

Net Change in Purchased Stumpage Inventory — Purchased stumpage inventory consists of timber-cutting rights purchased from third parties specifically for use in the Company’s sawmills. Depending on the timing of acquisition and usage of this acquired stumpage inventory, the net change in this inventory can either be a source or use of cash in the investing activities of the Company’s consolidated statements of cash flows.

Earnings per Common Share — Basic earnings per share is computed using the two-class method and is based on earnings available to common shareholders less accrued preferred dividends, if any, and the weighted average number of common shares outstanding. The diluted earnings per share amounts are computed based on earnings available to common shareholders and the weighted average number of common shares outstanding, including shares assumed to be issued under the Company’s stock incentive plans using the treasury-stock method, unless anti-dilutive. (For a reconciliation of amounts used in per share computations, see Note 17 – Earnings per Share.)

Shipping and Handling Costs — Shipping and handling costs, such as freight to the customers’ destinations, are included in cost of sales in the Company’s consolidated statements of income. These costs, when included in the amount invoiced to customers, are also recognized in net sales.

Off-Balance Sheet Arrangements — The Company evaluates its transactions to determine if any variable interest entities exist. If it is determined that Deltic is the primary beneficiary of a variable interest entity, that entity is consolidated into Deltic’s financial statements.

Effect of Recently Issued Authoritative Accounting Guidance — Effective January 1, 2017, the Company adopted Accounting Standard's Update ("ASU") 2016-09, “Improvements to Employee Share-Based Payment Accounting”. This standard update simplified several aspects of the accounting for share-based payments award transactions, including accounting for income taxes, classification of excess tax benefits on the statement of cash flows, forfeitures, minimum statutory tax withholding requirements, and the classification on the statement of cash flows of employee taxes paid when an employer withholds shares for tax-withholding purposes. As a result of the adoption, Deltic recognized approximately $610,000 of excess tax deductions from share-based compensation as a discrete item of income tax expense during 2017. Historically, these amounts were recorded as activity in additional paid-in capital. Deltic elected to apply the standards update pertaining to cash flows prospectively, therefore prior-year statements have not been adjusted. Deltic elected to account for forfeitures as they occur rather than using a requisite estimated forfeiture rate for future forfeitures. The additional changes related to the standard's update and the election to change accounting methods for forfeitures did not have a material impact on the Company's financial statements.

Effective January 1, 2017, the Company adopted ASU 2015-11, “Inventory (Topic 330):  Simplifying the Measurement of Inventory, “ which changed the measurement principle for inventory from the lower of cost or market to lower of cost or net realizable value for entities that do not measure inventory using either the last-in, first-out (LIFO) or retail inventory method.  The ASU also eliminated the requirement for these entities to consider replacement cost or net realizable value less an approximately normal profit margin when measuring inventory.  The effect of this change did not have a material impact on the Company’s financial statements.

DELTIC TIMBER CORPORATION

AND SUBSIDIARIES

Notes to Consolidated Financial Statements

December 31, 2017 and 2016

Note 1 – Significant Accounting Policies (cont.)

In May 2014, the Financial Accounting Standards Board (“FASB”) issued ASU No. 2014-9, “Revenue from Contracts with Customers,” which requires a company to recognize the amount of revenue when the company transfers control of promised goods and services to the customer.  Revenue is recognized in an amount that reflects the consideration a company expects to receive in exchange for those goods or services.  A company also is required to disclose sufficient quantitative and qualitative information to enable users of financial statements to understand the nature, amount, timing and uncertainty of revenue and cash flows arising from contracts with customers.  The FASB also has issued several amendments to the standard, which are intended to promote a more consistent interpretation and application of the principles outlined in the standard.  The Company will adopt the new standard January 1, 2018 using the retrospective application with a cumulative adjustment to retained earnings.  The Company has completed an assessment of its existing portfolio of contracts and compared its historical accounting policies and practices to the requirement of the new standard.  Based on this assessment, the Company has determined the impact of the ASU will be immaterial.

Effective January 1, 2017, the Company adopted ASU 2015-17, “Income Taxes (Topic 740): Balance Sheet Classification of Deferred Taxes,” This standard update requires that all deferred tax assets and liabilities be offset and presented as a single, non-current, amount. Historically, deferred tax items were presented on the Balance Sheet as current and non-current. The Company applied this standard's update prospectively, combining current deferred tax assets of $1,895,000 with non-current deferred tax liabilities, for a net deferred long-term tax asset balance of $151,000 at January 1, 2017.  Prior period amounts were not retrospectively adjusted.

In March 2017, the FASB issued ASU 2017-07, "Improvements to the Presentation of Net Periodic Pension Cost and Net Periodic Postretirement Benefit Cost," which requires the service cost components be reported separately from other components of net periodic pension costs and be reported on the same line item as other compensation costs. This update is effective for the Company on January 1, 2018 and is not expected to have a material impact on its financial statements.

In February 2016, the FASB issued ASU 2016-2, “Leases”, which supersedes Topic 840 and among other things, requires lessees to recognize most leases on-balance sheet. The new standard will be effective for the Company on January 1, 2019, and is not expected to have a material impact on its financial statements.

In June 2016, FASB issued ASU 2016-13, “Measurement of Credit Losses on Financial Instruments”. The ASU changes the way entities recognize impairment of many financial assets by requiring immediate recognition of estimated credit losses expected to occur over their remaining life. This update will be effective for the Company on January 1, 2020, and is not expected to have a material impact on its financial statements.

DELTIC TIMBER CORPORATION

AND SUBSIDIARIES

Notes to Consolidated Financial Statements

December 31, 2017 and 2016

Note 2 – Inventories

Inventories at December 31 consisted of the following:

(Thousands of dollars)	2017	2016
Raw materials - Logs	$1,157	1,920
- Del-Tin – wood fiber	781	463
Finished goods - Lumber	6,620	4,817
- Medium density fiberboard (“MDF”)	3,886	2,575
- MDF consigned to others	735	1,000
Supplies	1,381	1,453
	$14,560	12,228

Note 3 – Prepaid Expenses and Other Current Assets

Prepaid expenses and other current assets at December 31 consisted of the following:

(Thousands of dollars)	2017	2016
Short-term deferred tax assets	$—	1,895
Refundable income taxes	6,484	—
Prepaid expenses	1,479	905
Prepaid expenses and other current assets	609	534
	$8,572	3,334

DELTIC TIMBER CORPORATION

AND SUBSIDIARIES

Notes to Consolidated Financial Statements

December 31, 2017 and 2016

Note 4 – Timber and Timberlands

Timber and timberlands at December 31 consisted of the following:

(Thousands of dollars)	2017	2016
Purchased stumpage inventory	$2,837	3,684
Timberlands	156,158	156,579
Fee timber	333,195	331,121
Logging facilities	1,219	1,231
	493,409	492,615
Less cost of fee timber harvested and facilities depreciation	(141,782)	(132,592)
Strategic timber and timberlands	351,627	360,023
Non-strategic timber and timberlands	761	160
	$352,388	360,183

Deltic acquired 341 acres of timberlands located in its current operating area during 2017 and acquired 1,009 acres of timberland in 2016 with cash payments totaling $353,000 and $1,757,000, respectively.  In 2015, the Company acquired 514 acres, 474 acres were acquired by cash payments of $824,000 and 40 acres were acquired in a non-monetary exchange transaction. Deltic invests in and holds strategic fee timber as a productive asset, and any expenditure to acquire such timber and timberlands is an investing activity on the Company’s Consolidated Statements of Cash Flows.

The Company actively upgrades its timberland portfolio by selling non-strategic timberlands and using the sales proceeds to purchase pine timberlands that are strategic to its operations. The Company identifies tracts of pine timberland that cannot be strategically managed due to size or location, and also tracts of hardwood bottomland that cannot be converted into pine-growing acreage, to be sold. As of December 31, 2017 and 2016, approximately 1,161 acres and 240 acres were available for sale. Included in operating income are gains from sales of timberland of $1,789,000, $33,000, and $656,000 in 2017, 2016, and 2015, respectively. Occasionally, Deltic engages in land-for-land exchanges that are recorded as sales due to the nature of the land involved. In 2017 and 2016, there were no gains from non-monetary exchanges included in operating income, while there were $25,000 of exchange gains in 2015.

Cost of fee timber harvested amounted to $9,508,000, $8,207,000, and $7,110,000 in 2017, 2016, and 2015, respectively. Depreciation of logging facilities was $74,000, $94,000, and $98,000 for the years 2017, 2016, and 2015, respectively.

DELTIC TIMBER CORPORATION

AND SUBSIDIARIES

Notes to Consolidated Financial Statements

December 31, 2017 and 2016

Note 5 – Property, Plant, and Equipment

	Range of
(Thousands of dollars)	Useful Lives	2017	2016
Land	N/A	$947	947
Land improvements	10-20 years	22,623	20,707
Buildings and structures	10-20 years	28,405	27,801
Machinery and equipment	3-15 years	187,815	175,515
		239,790	224,970
Less accumulated depreciation		(137,079)	(122,080)
		$102,711	102,890

Depreciation of property, plant, and equipment charged to operations was $17,288,000, $15,106,000, and $13,888,000 in 2017, 2016, and 2015, respectively. Gains or (losses) on disposals or retirements of assets included in operating income were ($406,000), ($239,000), and $308,000 in 2017, 2016, and 2015, respectively. The 2015 gains are inclusive of the involuntary gain on conversion of assets at the Company’s MDF plant. (For additional information see Note 20 – Business Interruption Claim and Gain on Involuntary Conversion of Assets.)

Note 6 – Deferred Revenues and Other Accrued Liabilities

Deferred revenues and other accrued liabilities at December 31 consisted of the following:

(Thousands of dollars)	2017	2016
Deferred revenues – current	$2,831	2,776
Vacation accrual	1,479	1,666
Deferred compensation	1,502	816
Interest and commitment fees payable	1,437	1,770
All other current liabilities	2,202	1,480
	$9,451	8,508

DELTIC TIMBER CORPORATION

AND SUBSIDIARIES

Notes to Consolidated Financial Statements

December 31, 2017 and 2016

Note 7 – Other Noncurrent Liabilities

Other noncurrent liabilities at December 31 consisted of the following:

(Thousands of dollars)	2017	2016
Accumulated postretirement benefit obligation	$14,200	13,770
Excess retirement plan	8,530	7,865
Accrued pension liability	18,966	17,798
Deferred revenue – long-term portion	64	36
All other noncurrent payables	859	1,626
	$42,619	41,095

Note 8 – Credit Facilities

The Company has an agreement with SunTrust Bank together with other banks, which provides an unsecured and committed revolving credit facility totaling $430,000,000 and includes an option to request an increase in the amount of aggregate revolving commitments by $50,000,000, and options to request two twelve-month extensions of the facility maturity date. As of December 31, 2017, Deltic has exercised the first of its two options and extended the termination date by one year to November 17, 2020. The Company also utilizes $30,000,000 of the $50,000,000 letter of credit component that is made available under its revolving credit facility to support the Union County, Arkansas Taxable Industrial Revenue Bonds totaling $29,000,000. With this, the borrowing capacity of the revolving credit facility was reduced by the amount of the letter of credit issued. The credit facility had $100,000,000 and $112,000,000, respectively, outstanding at December 31, 2017 and 2016 leaving $300,000,000 and $288,000,000, available in excess of all borrowings and letters of credit outstanding under or supported by the respective facilities. Borrowings under the current agreement bear interest at a base rate or an adjusted Eurodollar rate plus an applicable margin, depending upon the type of loan the Company executes. The applicable margin component of the interest rate varies with the type of loan and the Company’s total debt to capital ratio. The agreement contains certain restrictive financial covenants, including a leverage ratio of no greater than .65 to 1, minimum timber market value greater than 175 percent of outstanding total senior indebtedness, and limitations on the incurrence of debt. Fees associated with the current revolving credit facility include a commitment fee of .20 to .35 percent per annum on the unused portion of the committed amount.

The Company may also borrow up to $1,000,000 under a short-term credit facility with BancorpSouth. The agreement expires December 31, 2018, with annual renewal. The amount available to the Company under this facility is reduced by any borrowings by the Company.  As of both December 31, 2017 and 2016, Deltic had no borrowings outstanding under this line of credit, resulting in $1,000,000 available to the Company.

Borrowings bear interest based upon the New York Prime rate. Deltic also has an agreement with BancorpSouth to provide letters of credit. New letters of credit are requested by the Company and are approved and issued by BancorpSouth on a case-by-case basis. Outstanding letters of credit as of December 31, 2017 and 2016 were $308,000 and $394,000, respectively.

DELTIC TIMBER CORPORATION

AND SUBSIDIARIES

Notes to Consolidated Financial Statements

December 31, 2017 and 2016

Note 9 – Indebtedness

The Company’s indebtedness at December 31 consisted of the following:

(Thousands of dollars)	2017	2016
Notes payable¹, due 2020 (See Note 8 – Credit Facilities)	$100,000	112,000
Term loan credit agreement, 4.05%, due 2025	100,000	100,000
Union County, Arkansas Taxable Industrial Revenue Bonds², due 2027	29,000	29,000
	229,000	241,000
Less unamortized debt issuance costs	(146)	(161)
Total debt, net	228,854	240,839
Less current maturities	—	—
Long term debt	$228,854	240,839

[1]	Weighted average interest rate for Notes payable at December 31, 2017 and 2016 was 3.07% and 2.24%, respectively.
[2]	Weighted average interest rate for Bonds at December 31, 2017 and 2016 was 1.04% and .55%, respectively.

Deltic entered into a $100,000,000 10-year term loan credit agreement (the “Credit Agreement”) with American AgCredit, PCA, effective August 27, 2015. The Credit Agreement has a 4.05 percent fixed rate of interest and a maturity date of August 27, 2025. The Credit Agreement has the same financial covenants as those found in the Company’s Second Amended and Restated Revolving Credit Agreement as amended on January 4, 2016.

With consolidation of Del-Tin Fiber into the Company’s financial statements on April 1, 2013, Deltic’s long-term debt includes $29,000,000 in Union County, Arkansas Taxable Industrial Revenue Bonds (Del-Tin Fiber project) 1998 Series due October 1, 2027 (the “Bonds”). Neither the State of Arkansas, nor Union County, Arkansas has any liability under the Bonds. Del-Tin Fiber and Union County contemporaneously entered into a lease agreement (the “Lease Agreement”) that obligated Del-Tin Fiber to make lease payments in an amount necessary to fund the debt service on the Bonds. The Company utilized the letter of credit component under its revolving credit facility to support the respective Bonds under the Loan Agreement and the Lease Agreement with Union County, Arkansas. Fees associated with the letter of credit included $470,000 in 2017 and $557,000 in 2016 and are included in interest expense in the Consolidated Statements of Income. The Company has unconditionally guaranteed the payment of all amounts owing under the Bonds to the bondholders. The Company’s indebtedness has been presented in these financial statements as though the Company was directly liable for the Bonds. If the Bonds are not remarketed as allowed under the agreement, the letter of credit and the commitment of the lenders are available to support repayment. These Bonds bear interest at a variable rate determined weekly by the remarketing agent of the Bonds. Interest is due on the first business day of the month, and all unpaid interest and all principal is due on October 1, 2027. The average interest rate on the Bonds was 1.04 percent in 2017, .55 percent in 2016, and .28 percent in 2015.

As of December 31, 2017, there were no scheduled maturities of long-term debt in 2018 or 2019, $100,000,000 in 2020 and none in 2021. (For additional information regarding financial instruments, see Note 8 – Credit Facilities and Note 11 – Fair Value of Financial Instruments.)

DELTIC TIMBER CORPORATION

AND SUBSIDIARIES

Notes to Consolidated Financial Statements

December 31, 2017 and 2016

Note 9 – Indebtedness (cont.)

The table below sets forth the ratio requirements of the covenants in the revolving credit facility, and the Term Loan Credit Agreement and the status with respect to these covenants as of December 31, 2017 and 2016.

	Covenants Requirements	Actual Ratios at Dec. 31, 2017	Actual Ratios at Dec. 31, 2016
Leverage ratio should be less than:[1]	.65 to 1	.475 to 1	.490 to 1
Total outstanding debt as a percentage of total debt allowed based on the minimum timber market value covenant:[2]	—	76.96%	79.59%

[1]

The leverage ratio is calculated as total debt divided by total capital employed. Total debt includes indebtedness for borrowed money, secured liabilities, obligations in respect of letters of credit, and guarantees. Total capital employed is the sum of total debt and net worth. Net worth is calculated as total assets minus total liabilities, as reflected on the balance sheet. This covenant is applied at the end of each quarter.

[2]

Timber market value must be greater than 175 percent of total debt (as defined in (1) above). The timber market value is calculated by multiplying the average price received for sales of timber for the preceding four quarters by the current quarter’s ending inventory of timber. This covenant is applied at the end of the quarter on a rolling four-quarter basis.

Based on management’s current operating projections, the Company believes it will remain in compliance with the debt covenants and have sufficient liquidity to finance operations and pay all obligations. However, depending on market conditions and should there be a return of economic uncertainties, the Company could request amendments, or waivers for covenants, or obtain refinancing in future periods. There can be no assurance that the Company will be able to obtain amendments or waivers or negotiate agreeable refinancing terms should it become necessary.

Note 10 – Income Taxes

The components of income tax expense/(benefit) related to pre-tax income for the years ended December 31, 2017, 2016, and 2015 are as follows:

(Thousands of dollars)	2017	2016	2015
Federal
Current	$(1,707)	2,789	1,508
Deferred	2,861	(380)	(590)
	1,154	2,409	918
State
Current	212	762	510
Deferred	561	104	(328)
	773	866	182
Total income tax expense	$1,927	3,275	1,100

DELTIC TIMBER CORPORATION

AND SUBSIDIARIES

Notes to Consolidated Financial Statements

December 31, 2017 and 2016

Note 10 – Income Taxes (cont.)

The following table provides a reconciliation of the Company’s income tax expense at the statutory U.S. federal rate of 35 percent to the actual income tax expense for the years ended December 31, 2017, 2016, and 2015.

(Thousands of dollars)	2017	2016	2015
U.S. federal income tax using statutory tax rate	$2,945	4,382	1,260
State tax, net of federal tax benefit	568	564	121
Permanent differences:
Excess share based compensation	(275)	—	—
Non-deductible merger expenses	1,483	—	—
Other permanent differences	(335)	(363)	(89)
Tax effects resulting from:
Enacted rate change	(2,459)	(1,308)	(192)
Income tax provision as reported	$1,927	3,275	1,100

The effective income tax rate in 2017 benefited from the passage of the Tax Cuts and Jobs act in December 2017 which reduced the corporate income tax rate to 21 percent for tax years beginning after December 31, 2017.  The revaluation of the Company's deferred tax assets and liabilities reduced the 2017 tax provision by net $2,459,000.  Income tax rates in 2016 and 2015 benefited from reduced rates in effect during such periods on capital gains for timber held by the Company for longer than 15 years and harvested within the year.  Income tax benefits of $1,308,000 were recognized in 2016 due to the reduced rate on timber gains and $192,000 in 2015 due to the change in income tax rate applied to the amount of temporary differences expected to be realized in timber gains during 2016.

The Company’s deferred tax assets and deferred tax liabilities at December 31, 2017 and 2016 consisted of the following:

(Thousands of dollars)	2017	2016
Deferred tax assets
Investment in real estate held for development and sale	$10,908	17,627
Postretirement and other employee benefits	12,999	20,047
Other deferred tax assets	1,548	1,630
Total deferred tax assets	25,455	39,304

Deferred tax liabilities
Timber and timberlands	(20,224)	(29,645)
Property, plant, and equipment	(8,174)	(9,289)
Other deferred tax liabilities	(131)	(219)
Total deferred tax liabilities	(28,529)	(39,153)
Net deferred tax liability	$(3,074)	151

DELTIC TIMBER CORPORATION

AND SUBSIDIARIES

Notes to Consolidated Financial Statements

December 31, 2017 and 2016

Note 10 – Income Taxes (cont.)

    In assessing the realizability of deferred tax assets, Deltic’s management considers whether it is more-likely-than not that some portion or all of the Company’s total deferred tax assets will not be realized. The ultimate realization of these deferred tax assets is dependent upon the generation of future taxable income during the periods in which those temporary differences become deductible. Management considers the scheduled reversal of deferred tax liabilities, projected future taxable income, and tax planning strategies in making this assessment. Based on the level of historical taxable income and projections for future taxable income over the periods in which the temporary differences are anticipated to reverse, management believes it is more-likely-than-not that the Company will realize the benefits of its deferred tax assets at December 31, 2017, as reductions of future taxable income or by utilizing available tax planning strategies. However, the amount of the net deferred tax assets considered realizable could be adjusted in the future if estimates of taxable income are revised. The Company determined no valuation allowances were necessary at December 31, 2017 and December 31, 2016.  Any liabilities established for unrecognized tax benefits may not be combined with deferred tax assets or liabilities, except when offset by net operating losses. There were no unrecognized tax benefits at December 31, 2017 or 2016.

The Company is no longer subject to federal and state income tax examination by tax authorities for years before 2014.

Note 11 – Fair Value of Financial Instruments

Fair value measurement accounting establishes a fair value hierarchy based on the quality of inputs used to measure fair value, with Level 1 being the highest quality and Level 3 being the lowest quality. Level 1 inputs are quoted prices in active markets on identical assets or liabilities. Level 2 inputs are observable inputs other than quoted prices included in Level 1. Level 3 inputs are unobservable inputs which reflect assumptions about pricing by market participants.

Information pertaining to the fair value of the pension plan assets is found in Note 14 – Employee and Retiree Benefit Plans.

The following is a description of the valuation methodologies used for liabilities measured at fair value.

Nonqualified Employee Savings Plan — Consists of mutual funds, which are valued at the net asset value of shares held by the plan at year-end, at quoted market prices.

DELTIC TIMBER CORPORATION

AND SUBSIDIARIES

Notes to Consolidated Financial Statements

December 31, 2017 and 2016

Note 11 – Fair Value of Financial Instruments (cont.)

The fair value measurements for the Company’s financial liabilities accounted for at fair value on a recurring basis at December 31, 2017 are presented in the following table:

		Fair Value Measurements at Reporting Date Using
	Dec. 31,	Quoted Prices in Active Markets for Identical Liabilities Inputs	Significant Observable Inputs	Significant Unobservable Inputs
(Thousands of dollars)	2017	Level 1	Level 2	Level 3
Liabilities
Nonqualified employee savings plan	$859	859	—	—

Long-term Debt, Including Current Maturities — The fair value is estimated by discounting the scheduled debt payment streams to present value based on market rates for which the Company’s debt could be refinanced.

The following table presents the carrying amounts and estimated fair values of financial instruments held by the Company at December 31, 2017 and 2016. The fair value of a financial instrument is the amount at which the instrument could be exchanged in a current transaction between willing parties. The table excludes financial instruments included in current assets and liabilities, except current maturities of long-term debt, all of which have fair values approximating carrying values.

	2017		2016
(Thousands of dollars)	Carrying Amount	Estimated Fair Value	Carrying Amount	Estimated Fair Value
Financial liabilities
Long-term debt, including current maturities	$228,854	231,652	240,839	241,213

Note 12 – Concentration of Credit Risks

Financial instruments, which potentially subject the Company to credit risk, are trade accounts receivable. These receivables normally arise from the sale of wood products, MDF, and real estate. Concentration of credit with respect to these trade accounts receivable is limited due to the large number of customers comprising the Company’s customer base. No single recurring customer accounted for a significant amount of the Company’s sales of wood products, MDF, or real estate in 2017, 2016, or 2015. At December 31, 2017 and 2016, there was one significant accounts receivable of $1,414,000 and $879,000, respectively due from a single customer. The Company performs ongoing credit evaluations of its customers and generally does not require collateral to support accounts receivable.

DELTIC TIMBER CORPORATION

AND SUBSIDIARIES

Notes to Consolidated Financial Statements

December 31, 2017 and 2016

Note 13 – Other Comprehensive Income Disclosures

The following tables detail the changes in accumulated other comprehensive loss (“AOCL”) by component for the twelve months ended December 31, 2017, 2016, and 2015:

Changes in Accumulated Other Comprehensive Loss by Component (Net of Tax)

(Thousands of dollars)	Defined Benefit Funded Retirement Plan	Defined Benefit Unfunded Retirement Plan	Post- Retirement Benefit Plan	Total
AOCL at January 1, 2017	$(7,641)	(1,129)	(783)	(9,553)
Amounts reclassified from AOCL -	574	80	-	654
Net gain/(loss) arising during period	(1,368)	(552)	117	(1,803)
Net current period other comprehensive income/(loss)	(794)	(472)	117	(1,149)
AOCL at December 31, 2017	$(8,435)	(1,601)	(666)	(10,702)

(Thousands of dollars)	Defined Benefit Funded Retirement Plan	Defined Benefit Unfunded Retirement Plan	Post- Retirement Benefit Plan	Total
AOCL at January 1, 2016	$(7,071)	(4,309)	(214)	(11,594)
Amounts reclassified from AOCL	516	46	—	562
Net gain/(loss) arising during period	(1,086)	3,134	(569)	1,479
Net current period other comprehensive income/(loss)	(570)	3,180	(569)	2,041
AOCL at December 31, 2016	$(7,641)	(1,129)	(783)	(9,553)

(Thousands of dollars)	Defined Benefit Funded Retirement Plan	Defined Benefit Unfunded Retirement Plan	Post- Retirement Benefit Plan	Total
AOCL at January 1, 2015	$(7,615)	(3,064)	(732)	(11,411)
Amounts reclassified from AOCL	512	369	20	901
Net loss arising during period	32	(1,614)	498	(1,084)
Net current period other comprehensive loss	544	(1,245)	518	(183)
AOCL at December 31, 2015	$(7,071)	(4,309)	(214)	(11,594)

DELTIC TIMBER CORPORATION

AND SUBSIDIARIES

Notes to Consolidated Financial Statements

December 31, 2017 and 2016

Note 13 – Other Comprehensive Income Disclosures (cont.)

Reclassification Out of Accumulated Other Comprehensive Loss

Details about AOCL Components

	For the Year Ended December 31, 2017
(Thousands of dollars)	Defined Benefit Funded Retirement Plan	Defined Benefit Unfunded Retirement Plan	Post- Retirement Benefit Plan	Total
Amortization of actuarial losses	945	132	—	1,077
Income tax expense	(371)	(52)	—	(423)
Total reclassifications – net of tax	$574	80	—	654

	For the Year Ended December 31, 2016
(Thousands of dollars)	Defined Benefit Funded Retirement Plan	Defined Benefit Unfunded Retirement Plan	Post- Retirement Benefit Plan	Total
Amortization of actuarial losses	850	75	—	925
Income tax expense	(334)	(29)	—	(363)
Total reclassifications – net of tax	$516	46	—	562

	For the Year Ended December 31, 2015
(Thousands of dollars)	Defined Benefit Funded Retirement Plan	Defined Benefit Unfunded Retirement Plan	Post- Retirement Benefit Plan	Total
Amortization of prior service costs	$4	—	—	4
Amortization of actuarial losses	839	607	79	1,525
Amortization of plan amendment	—	—	(46)	(46)
Total before tax	843	607	33	1,483
Income tax benefit/(expense)	(331)	(238)	(13)	(582)
Total reclassifications – net of tax	$512	369	20	901

Amounts in parentheses indicate expenses. These items are included in the computation of net periodic retirement and postretirement costs. See Note 14 – Employee and Retiree Benefit Plans.

DELTIC TIMBER CORPORATION

AND SUBSIDIARIES

Notes to Consolidated Financial Statements

December 31, 2017 and 2016

Note 13 – Other Comprehensive Income Disclosures (cont.)

Tax Effects by Component

	For the Year Ended December 31, 2017
(Thousands of dollars)	Before Tax Amount	Tax (Expense) or Benefit	Net of Tax Amount
Gains/(losses) arising during the period	$(2,423)	620	(1,803)
Amortization of actuarial losses/(gains)	1,077	(423)	654
	$(1,346)	197	(1,149)

	For the Year Ended December 31, 2016
(Thousands of dollars)	Before Tax Amount	Tax (Expense) or Benefit	Net of Tax Amount
Gains/(losses) arising during the period	$2,433	(954)	1,479
Amortization of actuarial losses/(gains)	925	(363)	562
	$3,358	(1,317)	2,041

	For the Year Ended December 31, 2015
(Thousands of dollars)	Before Tax Amount	Tax (Expense) or Benefit	Net of Tax Amount
Gains/(losses) arising during the period	$(1,784)	700	(1,084)
Amortization of prior service costs	4	(2)	2
Amortization of actuarial losses/(gains)	1,525	(598)	927
Amortization of plan amendment	(46)	18	(28)
	$(301)	118	(183)

Note 14 – Employee and Retiree Benefit Plans

The Company has a funded, qualified defined benefit retirement plan (“Retirement Plan”) that covers each employee of Deltic Timber Corporation, excluding employees of the subsidiaries, who were employed on December 31, 2014 and had completed 1,000 hours of service for a 12-month period, and continues to meet both the 1,000 hours requirement and the employment requirement for each twelve-month period. The Retirement Plan was not open to new participants beginning January 1, 2016. An unfunded, nonqualified supplemental executive retirement plan is maintained for certain current and former employees. All contributions to both plans are made by the Company. The plans provide defined benefits based on years of benefit service and average monthly

DELTIC TIMBER CORPORATION

AND SUBSIDIARIES

Notes to Consolidated Financial Statements

December 31, 2017 and 2016

Note 14 – Employee and Retiree Benefit Plans (cont.)

compensation as defined by the Company’s Retirement Plan. The Company determines the vested benefit obligation on the actuarial present value based on the employee’s expected date of retirement. For the December 31, 2017, measurement of Deltic’s defined benefit obligations, the Company selected the RP-2014 Mortality Tables with no collar adjustment and fully generational improvement under MP-2017 as issued by the Society of Actuaries, since it was determined that those rates represented the best estimate of mortality for the participants in the Company’s plans. The Company also sponsors a plan for retired employees, excluding employees of the subsidiaries, that provides comprehensive healthcare benefits (supplementing Medicare benefits, for those eligible) and life insurance benefits. Costs are accrued for this plan during the service lives of covered employees. Retirees contribute a portion of the self-funded cost of healthcare benefits and the Company contributes the remainder. The Company pays premiums for life insurance coverage arranged through an insurance company. The health care plan is funded on a pay-as-you-go basis. The Company retains the right to modify or terminate the benefits and/or cost-sharing provisions.

The following table sets forth the plans’ benefit obligations, fair value of plan assets, and funded status at December 31, 2017 and 2016.

	Defined Benefit Funded Retirement Plan		Defined Benefit Unfunded Retirement Plan		Other Postretirement Benefit Plan
(Thousands of dollars)	2017	2016	2017	2016	2017	2016
Change in benefit obligation
Benefit obligation at beginning of period	$51,637	48,058	8,137	13,036	14,198	12,675
Service cost	1,481	1,642	41	212	367	379
Interest cost	2,083	2,097	342	322	538	576
Participant contributions	—	—	—	—	86	87
Actuarial (gain)/loss	3,736	1,180	748	(5,157)	(159)	937
Benefits paid	(1,400)	(1,340)	(317)	(276)	(364)	(456)
Benefit obligation at end of period	$57,537	51,637	8,951	8,137	14,666	14,198

Change in plan assets
Fair value of plan assets at beginning of period	$33,839	32,360	—	—	—	—
Actual return on plan assets	4,774	2,104	—	—	—	—
Employer contributions	1,750	1,050	316	276	278	369
Participant contributions	—	—	—	—	86	87
Benefits paid	(1,400)	(1,340)	(316)	(276)	(364)	(456)
Expenses	(391)	(335)	—	—	—	—
Fair value of plan assets at end of period	$38,572	33,839	—	—	—	—

Funded status of plans	$(18,965)	(17,798)	(8,951)	(8,137)	(14,666)	(14,198)

DELTIC TIMBER CORPORATION

AND SUBSIDIARIES

Notes to Consolidated Financial Statements

December 31, 2017 and 2016

Note 14 – Employee and Retiree Benefit Plans (cont.)

	Defined Benefit Funded Retirement Plan		Defined Benefit Unfunded Retirement Plan		Other Postretirement Benefit Plan
(Thousands of dollars)	2017	2016	2017	2016	2017	2016
Amounts recognized in the balance sheet
Current liability	$—	—	(421)	(271)	(466)	(428)
Noncurrent liability	$(18,965)	(17,798)	(8,530)	(7,866)	(14,200)	(13,770)
Deferred income taxes—net	$4,985	6,981	2,229	3,192	3,833	5,568
Accumulated other comprehensive (income)/loss	$8,435	7,641	1,601	1,128	666	784

Amounts recognized in accumulated other comprehensive loss
Net unrecognized (gain)/loss	$13,460	12,570	2,472	1,856	1,112	1,271
Tax effects	(5,025)	(4,929)	(871)	(728)	(446)	(487)
	$8,435	7,641	1,601	1,128	666	784

Assumptions used in measurement of benefit obligations
Weighted average discount rate	3.61%	4.16%	3.61%	4.16%	3.64%	4.19%
Rate of compensation increase	4.00%	4.00%	5.00%	5.00%	N/A	N/A

Accumulated benefit obligations at year end	$52,574	46,867	8,951	7,906	N/A	N/A

DELTIC TIMBER CORPORATION

AND SUBSIDIARIES

Notes to Consolidated Financial Statements

December 31, 2017 and 2016

Note 14 – Employee and Retiree Benefit Plans (cont.)

Components of net periodic retirement expense and other postretirement benefits expense consisted of the following:

(Thousands of dollars)	2017	2016	2015
Defined benefit funded retirement plan
Service cost	$1,481	1,642	1,959
Interest cost	2,083	2,097	2,021
Expected return on plan assets	(2,481)	(2,375)	(2,410)
Amortization of prior service cost	—	—	4
Amortization of actuarial loss	944	850	839
Net periodic benefit cost	$2,027	2,214	2,413

Defined benefit unfunded retirement plan
Service cost	$41	212	518
Interest cost	342	322	494
Amortization of prior service credit	—	—	—
Amortization of actuarial loss	132	75	607
Net periodic benefit cost	$515	609	1,619

Other postretirement benefit plan
Service cost	$367	379	527
Interest cost	538	576	559
Amortization of prior service credit	—	—	(46)
Amortization of actuarial loss	—	—	79
Net periodic benefit cost	$905	955	1,119

Assumptions used to determine net periodic benefit cost – defined benefit funded pension plan
Weighted average discount rate	4.16%	4.47%	4.21%
Expected long-term rate of return on plan assets	7.50%	7.50%	7.50%
Rate of compensation increase	4.00%	4.00%	4.00%

DELTIC TIMBER CORPORATION

AND SUBSIDIARIES

Notes to Consolidated Financial Statements

December 31, 2017 and 2016

Note 14 – Employee and Retiree Benefit Plans (cont.)

	2017	2016	2015
Assumptions used to determine net periodic benefit cost – defined benefit unfunded pension plan
Weighted average discount rate	4.16%	4.47%	4.21%

Rate of compensation increase	4.00%	4.00%	4.00%

Assumptions used to determine net periodic benefit cost – other postretirement plan
Weighted average discount rate	4.19%	4.50%	4.25%

Other changes in plan assets and benefit obligations recognized in other comprehensive (income)/loss
Net unrecognized loss/(gain)	$(2,423)	(2,433)	1,784
Amortization of prior service credit	—	—	(4)
Amortization of actuarial losses	1,077	(925)	(1,525)
Amortization of plan amendment		—	46
Tax effect of changes	197	1,317	(118)
Total recognized in other comprehensive income	$(1,149)	(2,041)	183

(Thousands of dollars)	Defined Benefit Funded Retirement Plan	Defined Benefit Unfunded Retirement Plan	Other Post- Retirement Benefit Plan
Estimated benefit payments by year
2018	$1,699	421	466
2019	1,869	416	523
2020	2,092	411	572
2021	2,319	547	616
2022	2,504	541	627
2023 - 2027	14,691	2,777	3,541

The estimated net loss for the defined benefit funded and unfunded retirement pension plans that will be amortized from accumulated other comprehensive income into net periodic benefit cost over the next fiscal year is $1,276,000.

DELTIC TIMBER CORPORATION

AND SUBSIDIARIES

Notes to Consolidated Financial Statements

December 31, 2017 and 2016

Note 14 – Employee and Retiree Benefit Plans (cont.)

The amount of projected expense in 2018 for the defined benefit funded and unfunded retirement plans are  $2,089,000 and $531,000, respectively. The Company expects to make contributions during 2018 of approximately $1,800,000 to the defined benefit funded retirement plan, $421,000 to fund benefits paid from its defined benefit unfunded retirement plan, and approximately $466,000 to fund the other postretirement benefit plan.

The discount rate assumption used by the Company to measure benefit obligations and net periodic expenses is based on a spot-rate yield curve using current rates of return on high-quality fixed-income investments at the measurement date, reflect the rates at which the pension benefits can be effectively settled and is used to determine the present value of the expected future cash flows at the measurement date. Additionally, a single rate is determined so that the present value of the benefit obligations using the single rate equals the present value using the spot rate yield curve. The yield curve only includes bonds that meet the following criteria: (1) have maturities between 6 months and 30 years; (2) are noncallable, nonputable, and do not have a sinking fund provision; (3) have fixed coupon payments with a single payment at maturity; (4) have more than $250 million par outstanding; (5) are U.S. dollar-denominated bonds; and (6) have an average rating of AA- (S&P/Fitch) or Aa3 (Moody’s) and higher. Any taxable municipal bond, “Build America” bonds, or bonds that are issued by any U.S. Government entity that fit under the above criteria are excluded.

To develop the expected long-term rate of return on asset assumption, the Company considered the rates of return of assets the Company’s pension plan invested in and compared them to the historical rates of return on investments in similar assets. Further, these returns were compared to plans of other companies which had similar investment philosophies. After a review of the rate of inflation and its impact, management made the selection of the 7.5 percent assumption.

In determining the benefit obligation for health care at December 31, 2017, health care inflation cost was assumed to increase at an annual rate of five percent in 2017. Assumed health care cost trend rates have a significant effect on the amounts reported for the health care plan. A one percentage-point increase in the assumed health care cost trend rate would increase the aggregate service and interest cost components of periodic benefit cost for 2017 by $168,000 and the benefit obligation by $2,370,000, while a one percentage-point decrease in the assumed rate would decrease the 2017 cost components by $131,000 and the benefit obligation by $1,870,000.

Funded Plan — The assets of the defined benefit funded retirement plan (the “Plan”) are contained in a trust, sponsored by Deltic, and administered by a trustee appointed by the Company’s Pension Investment and Employees Benefits Committee.

The investment policy of the Plan is to achieve growth with the preservation of principal. To achieve the goal of growth of plan assets (excluding contributions and withdrawals) at a rate that exceeds inflation, a balanced portfolio consisting of equities, fixed income, alternative investments, and cash equivalents is maintained. The components of the portfolio should be securities that have readily available prices and can be sold easily without significantly impacting the price of the securities, with an exception for professionally managed hedge funds. The minimum and maximum asset allocation levels in total, are equities, 45 to 70 percent, fixed income, 25 to 55 percent, alternative investments, zero to 15 percent, and up to 5 percent in cash equivalents. Further, the total equity minimum and maximum allocation levels at market, for large cap equity is 40 to 60 percent, mid and small cap equity is 5 to 15 percent, and international equity is zero to 25 percent, with international emerging not to exceed 40 percent of international equities allocation.

Not more than 2.5 percent of the market value of Plan assets may be held in the securities of any single issuer with the exception of the U.S. government or its agencies. As of December 31, 2017, less than 4 percent of the total market value of the Plan assets was invested in collateralized mortgage obligations and asset-backed securities.

DELTIC TIMBER CORPORATION

AND SUBSIDIARIES

Notes to Consolidated Financial Statements

December 31, 2017 and 2016

Note 14 – Employee and Retiree Benefit Plans (cont.)

The following types of securities are permitted in the Plan:

Equities	–	Common stocks, preferred stocks, convertible preferred stocks, convertible bonds, American depository receipts, proprietary funds, mutual funds, and exchange-traded funds.

Fixed income	–	U.S. government securities, corporate debt obligations, U.S. government agency securities, mortgage-backed security issues, international bonds, and asset-backed securities.

Cash equivalent	–	U.S. government securities.

Alternative investments, hedge funds	–	Qualified fund of funds limited partnership shares or fund of funds in a mutual fund wrapper.

Fair Value Measurement — Following is a description of the valuation methodologies used for retirement plan assets measured at fair value.

Common stock, preferred securities, and exchange-traded funds: Valued at the closing price reported on the active market on which the individual securities are traded.

Mutual funds: Valued at the net asset value (“NAV”) of shares held by the Plan at year-end, at quoted market prices.

Alternative investment funds: Valued by company or industry source.

U.S. treasuries and government agency securities: Valued using quoted prices for similar assets in active markets.

Corporate debt obligations and U.S. government and agency securities: Valued using pricing models that utilize trade, bid, and other market information; or benchmark curves, benchmarking of like securities, sector groupings, and matrix pricing.

Money market funds: Valued at par, which approximates fair value.

The methods described above may produce a fair value calculation that may not be indicative of net realizable value or reflective of future fair values. Furthermore, while the Plan believes its valuation methods are appropriate and consistent with other market participants, the use of different methodologies or assumptions to determine the fair value of certain financial instruments could result in a different fair value measurement at the reporting date.

DELTIC TIMBER CORPORATION

AND SUBSIDIARIES

Notes to Consolidated Financial Statements

December 31, 2017 and 2016

Note 14 – Employee and Retiree Benefit Plans (cont.)

The following table sets forth by level within the fair value hierarchy the Plan’s investments at fair value as of December 31, 2017.

	Fair Value Measurements at Reporting Date Using
(Thousands of dollars)	Percent of Total	Total Carrying Value at Dec. 31, 2017	Level 1	Level 2	Level 3
Plan Investments
Cash and cash equivalents	5.0	$1,926	1,926
Other	0.2	77	77
U.S. Govt. and agency securities	17.9	6,888	3,704	3,184
Corporate debt obligations	12.5	4,817		4,817
Municipal debt obligations	1.1	439		439
Mutual funds	23.4	9,008	9,008
Exchange-traded funds	34.1	13,163	13,163
Alternative investment funds	5.8	2,253			2,253
Total plan investments at fair value	100.0	$38,571	27,878	8,440	2,253
Percent of fair value hierarchy		100	72.3	21.9	5.8

The following table sets forth the activity in the Level 3 investments for the year ended December 31, 2017.

Fair Value Measurements Using Significant Unobservable Inputs (Level 3)
(Thousands of dollars)	Alternative Investment Funds
Beginning balance at December 31, 2016	$2,531
Actual return on plan assets:
Relating to assets still held at the reporting date	113
Purchases, sales, and settlements	(391)

Ending balance at December 31, 2017	$2,253

DELTIC TIMBER CORPORATION

AND SUBSIDIARIES

Notes to Consolidated Financial Statements

December 31, 2017 and 2016

Note 14 – Employee and Retiree Benefit Plans (cont.)

The following table sets forth by level within the fair value hierarchy the Plan’s investments at fair value as of December 31, 2016.

	Fair Value Measurements at Reporting Date Using
(Thousands of dollars)	Percent of Total	Total Carrying Value at Dec. 31, 2016	Level 1	Level 2	Level 3
Plan Investments
Cash and cash equivalents	2.6	$871	871	—	—
Other	.1	47	47	—	—
U.S. Govt. and agency securities	13.6	4,608	2,694	1,914	—
Corporate debt obligations	10.0	3,385	—	3,385	—
Municipal debt obligations	1.2	401	—	401	—
Mutual Funds	25.4	8,585	8,585	—	—
Exchange-traded funds	39.6	13,411	13,411	—	—
Alternative investment funds	7.5	2,531	—	—	2,531
Total plan investments at fair value	100.0	$33,839	25,608	5,700	2,531
Percent of fair value hierarchy		100	75.7	16.8	7.5

The following table sets forth the activity in the Level 3 investments for the year ended December 31, 2016.

Fair Value Measurements Using Significant Unobservable Inputs (Level 3)
(Thousands of dollars)	Alternative Investment Funds
Beginning balance at December 31, 2015	$2,567
Actual return on plan assets:
Relating to assets still held at the reporting date	(36)
Purchases, sales, and settlements	—

Ending balance at December 31, 2016	$2,531

DELTIC TIMBER CORPORATION

AND SUBSIDIARIES

Notes to Consolidated Financial Statements

December 31, 2017 and 2016

Note 14 – Employee and Retiree Benefit Plans (cont.)

Thrift Plan — Employees of the Company and subsidiaries may participate in its thrift plan by allotting up to a specific percentage of their base pay. The Company matches contributions at a stated percentage of each employee’s allotment and also provides non-elective contributions. Company contributions to this plan were $1,359,000 in 2017, $1,079,000 in 2016, and $935,000 in 2015.

Note 15 – Incentive Plans

Stock Incentive Plan

On April 26, 2012, the Company’s shareholders approved an amendment to extend the Deltic Timber Corporation 2002 Stock Incentive Plan (“the 2002 Plan”) for ten years, giving the plan an expiration date of April 26, 2022. The 2002 Plan replaced the 1996 Stock Incentive Plan, which was terminated. The 2002 Plan permits annual awards of shares of the Company’s common stock to executives, other key employees, and nonemployee directors. Under the plan, the Executive Compensation Committee (“the Committee”) is authorized to grant: (1) stock options; (2) restricted stock and restricted stock units; (3) performance units; and (4) other stock-based awards, including stock appreciation rights and rights to dividends and dividend equivalents. The number of shares originally registered for issuance under the 2002 Plan was 1,800,000 shares. Additional shares may be issued if an adjustment is determined necessary by the Committee as the result of dividend or other distribution, recapitalization, stock split, reverse stock split, reorganization, merger, consolidation, split-up, spin-off, combination, repurchase or exchange of common stock, or other corporate transaction in order to prevent dilution or enlargement of benefits or potential benefits intended to be made available. At December 31, 2017, 738,208 of these 1,800,000 shares were available for award under the 2002 Plan. No participant in the 2002 Plan may receive options and stock appreciation rights in any calendar year that relates to more than 50,000 shares, and the maximum number of shares, which may be awarded as restricted stock and restricted stock units or other stock-based awards, is 75,000 shares. The Company has a policy of issuing treasury stock to satisfy all share-based incentive plans.

Under the fair value recognition provisions for share-based payments, share-based compensation cost is estimated at the grant date based on the fair value of the award and is recognized as expense over the requisite service period of the award. The fair value of stock options granted is determined using a binomial model. The fair value of restricted stock awards is determined by reference to the fair market value of the Company’s common stock on the date of grant. Restricted stock performance units are valued using a Monte Carlo simulation model. Compensation cost is recognized on a straight-line basis over the requisite service period. The benefits of tax deductions in excess of recognized compensation cost is to be reported as a financing cash flow.

Deltic issues restricted stock performance units whose vesting is contingent upon meeting certain financial performance goals based upon the Company’s total stockholder return compared to the total return of a Paper and Forest Products Index selected by the Committee and calculated by Standard and Poor’s. Determining the appropriate amount to expense is based on likelihood of achievement of the stated goals and requires judgment, including forecasting future financial results.

The expected option term is based on the term of the option and historical exercise and expiration experience. The Company uses historical volatility over a ten-year trading life to determine weighted expected volatility assumptions. The expected dividend yield is based on the Company’s average dividend yield from 2013 to 2016. Risk-free interest rates are based on historical rates and forward-looking factors. The pre-vesting forfeiture rate is based on past forfeiture rates and expected trends.

DELTIC TIMBER CORPORATION

AND SUBSIDIARIES

Notes to Consolidated Financial Statements

December 31, 2017 and 2016

Note 15 – Incentive Plans (cont.)

Assumptions for the 2017, 2016, and 2015 valuation of stock options and restricted stock performance units consisted of the following:

	2017	2016	2015
Expected term of options (in years)	4.67	6.27	6.27
Weighted expected volatility	25.36%	38.16%	38.64%
Dividend yield	0.50%	0.59%	0.56%
Risk-free interest rate - performance restricted shares	1.60%	1.34%	1.15%
Risk-free interest rate - stock options	1.81%	2.13%	1.92%
Stock price as of valuation date	$76.95	55.94	65.89
Restricted performance share valuation	$89.95	68.88	77.52
Grant date fair value - stock options	$16.77	20.39	24.40

The consolidated statements of income for the years ended December 31, 2017, 2016, and 2015 included $4,178,000, $4,221,000, and $3,324,000, respectively, of stock-based compensation expense reflected in general and administrative expenses. On October 23, 2017, the Company and Potlatch Corporation entered into a material definitive agreement to combine.  (For additional information, see Note 19 – Subsequent Event.)  Per this agreement Deltic could early vest stock-based equity awards granted to named officers in 2017 or before to avoid excise tax gross-ups under their change-in-control agreements and to avoid the loss of deductibility of change-in-control payments for income tax purposes in 2018.  The Board of Directors Compensation Committee elected to vest all outstanding awards to Company officers in December 2017.  Included in the 2017 stock-based compensation expense was $1,703,000 for the early vesting of both time-restricted and performance-based awards.  In addition, the Company vested and settled for cash selected vested and unvested stock options of which $392,000 was included in the 2017 stock-based compensation expense and $656,000 was recorded as a reduction to capital in excess of par.  The potential excess income tax benefit derived from all share-based payment arrangements with employees was $610,000, $500,000, and $36,000 for the years ended December 31, 2017, 2016, and 2015, respectively.

Stock Options — For each option granted under the 2002 Plan, the Committee fixes the option price at not less than fair market value on the date of the grant and the option term, not to exceed 10 years from date of grant. Options granted after 1998 have been issued with terms of 10 and are nonqualified. For all options granted since 2003, one-fourth vest after each one-year period over the subsequent four years from issuance. The resulting fixed stock-based compensation cost was recognized over the vesting period for these options. All outstanding options have an option price not less than the market value on the grant date, with a range in option prices of $34.41 to $76.95 per share.

DELTIC TIMBER CORPORATION

AND SUBSIDIARIES

Notes to Consolidated Financial Statements

December 31, 2017 and 2016

Note 15 – Incentive Plans (cont.)

A summary of stock options as of December 31, 2017, and changes during the year then ended is presented below:

	Shares	Weighted Average Exercise Price	Weighted Average Remaining Contractual Term (Years)	Aggregate Intrinsic Value $(000)
Outstanding at January 1, 2017	80,035	$65.13
Granted	27,261	76.80
Exercised	(48,646)	64.98
Forfeited/expired	(23,493)	66.31
Outstanding at December 31, 2017	35,157	$68.16	7.2	$822
Exercisable at December 31, 2017	14,885	$65.09	5.3	$394

The intrinsic value of options exercised during the years ended December 31, 2017, 2016, and 2015 was $141,000, $908,000, and $430,000, respectively. At December 31, 2017, there was $420,000 of unrecognized compensation cost related to nonvested stock options. The weighted average period remaining to vest is 2.2  years.

Additional information about stock options outstanding at December 31, 2017, consisted of the following:

	Options Outstanding			Options Exercisable
Range of Exercise Prices	Number of Options	Average Life in Years	Average Exercise Price	Number of Options	Average Exercise Price
$31.00—$35.00	134	1.1	$34.41	134	$34.41
$41.00—$45.00	682	2.1	$44.84	682	$44.84
$51.00—$55.00	5,479	8.1	$55.94	1,397	$55.94
$56.00—$65.00	10,560	5.6	$64.95	7,624	$64.97
$66.00—$75.00	18,302	8.0	$74.79	5,048	$71.35
	35,157			14,885

Restricted Stock and Restricted Stock Units — The Committee may grant restricted stock and restricted stock units to selected employees, with conditions to vesting for each grant established by the Committee. During the vesting period, the grantee may vote and receive dividends on the shares, but shares are subject to transfer restrictions and are all, or partially, forfeited if a grantee terminates, depending on the reason. Restricted stock and restricted stock units granted since 2003 have vested after four years, and the stock-based compensation is recognized on a straight-line basis over the requisite service period for the entire award.

DELTIC TIMBER CORPORATION

AND SUBSIDIARIES

Notes to Consolidated Financial Statements

December 31, 2017 and 2016

Note 15 – Incentive Plans (cont.)

A summary of nonvested restricted stock as of December 31, 2017, and changes during the year then-ended is presented below:

	Shares	Weighted Average Grant-Date Fair Value
Nonvested at January 1, 2017	87,170	$66.54
Granted	20,089	77.19
Vested	(33,776)	70.24
Forfeited	(13,222)	66.21
Nonvested at December 31, 2017	60,261	$64.31

As of December 31, 2017, there was $1,562,000 of unrecognized compensation cost related to nonvested restricted stock. That cost is expected to be recognized over a weighted-average period of 1.7 years.

Performance Units — Performance units granted under the 2002 Plan may be denominated in cash, common shares, other securities, other awards allowed under the 2002 Plan, or other property and shall confer on the holder thereof rights valued as determined by the Committee and payable to, or exercisable by, the holder, in whole or in part, upon achievement of such performance goals during such performance periods as the Committee shall establish. Subject to the terms of the 2002 Plan, the performance goals to be achieved during any performance period, the length of any performance period, the amount of any performance unit granted, and any payment or transfer to be made pursuant to any performance unit shall be determined by the Committee. During 2017, 2016, and 2015, the Company issued performance units in the form of restricted stock with specified performance requirements. During the vesting period, the grantee may vote and receive dividends on the shares, but shares are subject to transfer restrictions and are all, or partially, forfeited if a grantee terminates, depending on the reason. Performance units granted since 2003 have vested after four years, and the stock-based compensation is recognized on a straight-line basis over the requisite service period for the entire award. During 2017 and 2016, the performance shares granted in 2013 and 2012, respectively, did not meet vesting conditions and were returned to treasury stock.

A summary of nonvested restricted stock performance units as of December 31, 2017, and changes during the year then-ended is presented below:

	Shares	Weighted Average Grant-Date Fair Value
Nonvested at January 1, 2017	47,150	$77.67
Granted	47,705	85.37
Units not meeting vesting conditions	(7,717)	87.74
Vested	(56,930)	81.83
Forfeited	(15,081)	79.69
Nonvested at December 31, 2017	15,127	$79.13

DELTIC TIMBER CORPORATION

AND SUBSIDIARIES

Notes to Consolidated Financial Statements

December 31, 2017 and 2016

Note 15 – Incentive Plans (cont.)

As of December 31, 2017, there was $575,000 of unrecognized compensation cost related to nonvested restricted stock performance units. That cost is expected to be recognized over a weighted-average period of 1.8 years.

Other Stock-Based Awards — The Committee may also grant other awards, including but not limited to, stock appreciation rights and rights to dividends and dividend equivalents that are denominated, or payable in, valued in whole or in part by reference to, or otherwise based on or related to shares of the Company’s common stock, including securities convertible in its common stock, as deemed by the Committee to be consistent with the purpose of the 2002 Plan. No such other stock-based awards have been granted.

Cash Incentive Compensation Plan

The Company has an incentive compensation plan that provides for annual cash awards to officers and key employees based on actual results for a year compared to objectives established at the beginning of that year by the Executive Compensation Committee, which administers the Plan. The Company recorded expenses for cash incentive awards of $2,154,000, $1,050,000, and $16,000 in 2017, 2016, and 2015, respectively. The Company had accrued provisions for cash incentive awards totaling $1,502,000 and $816,000 at December 31, 2017 and 2016, respectively, reflected in the consolidated balance sheets in deferred revenues and other accrued liabilities.

Note 16 – Supplemental Cash Flows Disclosures

Additional information concerning cash flows at December 31 consisted of the following:

(Thousands of dollars)	2017	2016	2015
Income taxes paid in cash	$5,686	326	2,517
Interest paid	8,161	9,173	5,679
Interest capitalized	(128)	(810)	(103)

Non-cash investing and financing activities excluded from the Consolidated Statement of Cash Flows include:

(Thousands of dollars)	2017	2016	2015
Issuance of restricted stock	$3,527	3,218	1,677
Capital expenditures, non-cash portion in accounts payable
and accrued liabilities	35	(2,307)	1,603
Timberland exchanges	—	—	39

DELTIC TIMBER CORPORATION

AND SUBSIDIARIES

Notes to Consolidated Financial Statements

December 31, 2017 and 2016

Note 16 – Supplemental Cash Flow Disclosures (cont.)

(Increases)/decreases in operating working capital, other than cash and cash equivalents, for each of the three years ended December 31 consisted of the following:

(Thousands of dollars)	2017	2016	2015
Trade accounts receivable	$(3,043)	(1,672)	2,091
Other receivables	—	59	(11)
Inventories	(2,333)	(311)	(423)
Prepaid expenses and other current assets	(7,148)	2,749	(441)
Trade accounts payable	(1,523)	2,054	420
Accrued taxes other than income taxes	(23)	(67)	(31)
Deferred revenues and other accrued liabilities	1,032	2,815	1,302
	$(13,038)	5,627	2,907

Cash flows provided by other operating activities included an increase in deferred long-term mineral lease rental revenue of $29,000 in 2017, $80,000 in 2016, and $267,000 in 2015. Total cash payments received were $123,000 in 2017, $80,000 in 2016, and $81,000 in 2015. These payments will be recognized over the term of the lease.

Note 17 – Earnings per Share

The amounts used in computing earnings per share and the effect on income and weighted-average number of shares outstanding of dilutive potential common stock consisted of the following at December 31:

(Thousands of dollars, except per share amounts)	2017	2016	2015
Net earnings allocated to common stock	$6,426	9,128	2,623
Net earnings allocated to participating securities	62	117	31
Net income allocated to common stock and participating securities	$6,488	9,245	2,654

DELTIC TIMBER CORPORATION

AND SUBSIDIARIES

Notes to Consolidated Financial Statements

December 31, 2017 and 2016

Note 17 – Earnings per Share (Cont.)

(Thousands of dollars, except per share amounts)	2017	2016	2015
Weighted average number of common shares used in basic EPS	12,070	12,010	12,407
Effect of dilutive stock awards	80	64	60
Weighted average number of common shares and dilutive potential common stock used in EPS assuming dilution	12,150	12,074	12,467
Earnings per common share
Basic	$0.53	0.76	0.21
Assuming dilution	$0.53	0.76	0.21

Diluted earnings per common share is computed using the weighted-average number of shares determined for the basic earnings per common share computation plus the dilutive effect of common stock equivalents using the treasury stock method.

The following table provides information about potentially dilutive securities that were outstanding but were not included in the computation of diluted earnings per share, because they were anti-dilutive or, in the case of the restricted performance shares, did not meet the metrics established for awarding:

	2017	2016	2015
Options	—	38,662	72,213
Restricted performance shares	—	10,162	63,900

Note 18 – Commitments and Contingencies

Commitments — Commitments for capital expenditures at December 31, 2017 were approximately $3,545,000 for property, plant, and equipment.

The Company is involved in litigation incidental to its business from time to time. Currently, there are no material legal proceedings outstanding.

DELTIC TIMBER CORPORATION

AND SUBSIDIARIES

Notes to Consolidated Financial Statements

December 31, 2017 and 2016

Note 19—Subsequent Events

On October 22, 2017, Deltic Timber Corporation and Potlatch, Portland Merger, LLC (Merger Sub), a wholly-owned subsidiary of Potlatch Corporation, entered into an Agreement and Plan of Merger (Merger Agreement) pursuant to which Deltic will merge with and into Merger Sub. This will create a newly named company, PotlatchDeltic Corporation (the Combined Company).  On February 20, 2018, the merger was completed, and pursuant to the terms of the Merger Agreement, Deltic shareholders received 1.80 shares of Potlatch common stock for each share of Deltic common stock at the closing date.

Subsequent to the completion of the transaction, as part of the REIT conversion process, Deltic’s earnings and profits are expected to be distributed to shareholders of the Combined Company through a dividend or special distribution consisting of 80% stock and 20% cash.

In connection with the merger, the Company incurred an $11,000,000 liability related to transaction advisory fees which was expensed in the fourth quarter of 2017.  On February 20, 2018, the merger was completed and an additional $3,568,000 associated with a successful merger transaction was incurred, bringing the total transaction advisory fees associated with this combination to $14,568,000.  Also, upon completion of the merger the Company’s existing revolving credit facility was terminated and refinanced through the use of an available term loan by the Combined Company.

The Company has evaluated subsequent events through March 30, 2018.  Aside from the events discussed in this note, the Company has determined there no other items to disclose.

Note 20 - Business Interruption Claim and Gain on Involuntary Conversion of Assets

On March 10, 2015, the Company experienced a fire at its MDF plant located in El Dorado, Arkansas.  Damage was limited to the press portion of the facility and operations at the facility were temporarily suspended while repairs were made to the damaged area.  Most of the repairs were completed in April 2015 and the plant became fully operational in that month.  The Company maintains insurance coverage for both business interruption and property damage.  Deltic settled the insurance claims during the second quarter of 2015 and recorded the applicable income from the business interruption claim and gains on involuntary conversion of assets in the operating income section of the consolidated income statement.  The claim for business interruption insurance was settled for a total of $2,452,000, of which $516,000 was reported in Other Operating Income in the

Company’s Consolidated Statements of Income for the quarter ending June 30, 2015 and $1,936,000 was a reimbursement of business operating expenses.  The total deductible for the business interruption policy was approximately $948,000, which was recognized as expense in the first half of 2015.  The Company had adequate property damage insurance coverage to enable it to recover the replacement cost of its property and equipment that was destroyed by the fire.  During the second quarter of 2015, the Company settled property claims of $5,969,000 for property damage.  The claims for property damage included $4,379,000 for inventory, contents, and repair costs, and $1,590,000 for replacement cost of a new press belt and DPA duct.  The total deductible for the property policy was $1,000,000, which was recognized as expense in the first quarter of 2015.  After a write-off of basis in the amount of $886,000 for the old press belt and DPA duct in the first quarter of 2015, the Company recognized a gain from involuntary conversion of assets in the amount of $704,000 which was reported in Other Operating Income in the Company’s Consolidated Statement of Income for the quarter ending June 30, 2015.